EXHIBIT 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman 203-682-8200 DFRGPR@icrinc.com
Del Frisco’s Restaurant Group, Inc. Reports Second Quarter 2019 Results
IRVING, Texas, August 6, 2019 - (GLOBE NEWSWIRE) - Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s” or the “Company”) (NASDAQ: DFRG) today reported financial results for the second quarter ended June 25, 2019.
On June 24, 2019, Del Frisco’s announced that it had entered into a definitive agreement under which affiliates of L Catterton, a consumer-focused private equity firm, will acquire the Company in an all cash transaction valued at approximately $650 million. Del Frisco’s stockholders will receive $8.00 per share, representing a 22% percent premium to the closing share price on December 19, 2018, the last trading day prior to Company’s announcement of a strategic alternatives process, and a premium of approximately 21% to the 30-day volume weighted average price ended on June 21, 2019.
The agreement was unanimously approved by Del Frisco’s Board of Directors (the “Board”) following a thorough review of a full range of strategic alternatives by the Board with the assistance of the Board’s Strategic Alternatives Review Committee (the “Committee”), which was first announced on December 20, 2018. The transaction is expected to be completed by the fourth quarter of 2019, subject to approval by Del Frisco’s stockholders and other customary closing conditions.
In view of the pending transaction, Del Frisco’s has withdrawn its fiscal year 2019 guidance and long-term outlook and will not host a conference call to discuss these second quarter 2019 financial results.
Key Highlights from the 13-Week Second Quarter 2019 Compared to the 13-Week Second Quarter 2018 Include:

•	Consolidated revenues increased 73.9% to $131.7 million from $75.7 million due primarily to $21.1 million in contributions from Barcelona Wine Bar and $28.2 million in contributions from bartaco.

•	Total comparable restaurant sales increased 0.5%.

•	GAAP net loss of $6.4 million, or $0.19 per diluted share, compared to GAAP net loss of $1.6 million, or $0.08 per diluted share.

•	Adjusted net loss* of $1.5 million, or $0.05 per diluted share, compared to adjusted net income* of $3.0 million, or $0.15 per diluted share.

•	GAAP operating loss of $0.6 million, compared to GAAP operating loss of $3.0 million

•	Adjusted EBITDA* increased 60.3% to $13.1 million from $8.2 million. As a percentage of consolidated revenues, adjusted EBITDA margin decreased 80 basis points to 10.0% from 10.8%.

•
Restaurant-level EBITDA* increased 74.9% to $28.3 million from $16.2 million due primarily to $5.2 million in contributions from Barcelona Wine Bar and $6.9 million in contributions from bartaco. As a percentage of consolidated revenues, restaurant-level EBITDA margin increased 10 basis points to 21.5% from 21.4%. Sequentially, restaurant-level EBITDA margin improved 260 basis points relative to the first quarter of 2019.

* Adjusted net loss/income, adjusted EBITDA, and restaurant-level EBITDA are non-GAAP measures. For a reconciliation of these non-GAAP measures to GAAP net income and operating (loss)/income, respectively, and a discussion of why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.
Review of Second Quarter 2019 Operating Results
Consolidated revenues increased $56.0 million, or 73.9%, to $131.7 million in the second quarter of 2019 from $75.7 million in the second quarter of 2018. All results exclude any contributions from Sullivan’s Steakhouse, which was sold in the third quarter of 2018, and which sale is reflected as discontinued operations for the second quarter of 2018. The increase is due primarily to $21.1 million in contributions from Barcelona Wine Bar and $28.2 million in contributions from bartaco, which were acquired on June 27, 2018.

Comparable Restaurant Sales

	Total	Double Eagle	Del Frisco’s Grille	Barcelona	bartaco
Comparable Restaurant Sales	0.5%	(1.5)%	(0.6)%	2.4%	5.5%
Customer Counts	(1.2)%	(3.7)%	(8.3)%	4.9%	3.3%
Average Check	1.7%	2.2%	7.7%	(2.5)%	2.2%
General and administrative costs increased to $17.1 million in the second quarter of 2019 from $8.0 million in the second quarter of 2018. As a percentage of consolidated revenues, general and administrative costs increased to 13.0% from 10.5%. The additional costs were primarily related to the addition of Barcelona Wine Bar and bartaco, and additional compensation costs, including stock-based compensation related to growth in the number of restaurant support center and regional management-level personnel to support recent and anticipated growth.
We also incurred non-recurring consulting project costs of $3.4 million, non-recurring legal expense of $2.0 million, reorganization severance costs of $0.5 million, and donations of $0.2 million as set out in the Adjusted Net (Loss) Income Reconciliation attached.
GAAP net loss was $6.4 million, or $0.19 per diluted share, in the second quarter of 2019, compared to GAAP net loss of $1.6 million, or $0.08 per diluted share, in the second quarter of 2018.
Adjusted net loss* was $2.3 million, or $0.07 per diluted share, in the second quarter of 2019, compared to adjusted net income* of $3.0 million, or $0.15 per diluted share, in the second quarter of 2018.
Adjusted EBITDA* increased 60.3% to $13.1 million from $8.2 million. As a percentage of consolidated revenues, Adjusted EBITDA margin decreased 80 basis points to 10.0% from 10.8%.
Restaurant-level EBITDA* increased $12.1 million, or 74.9%, to $28.3 million in the second quarter of 2019, primarily due to $5.2 million in contributions from Barcelona and $6.9 million in contributions from bartaco. As a percentage of consolidated revenues, restaurant-level EBITDA* increased to 21.5% from 21.4%.
Recent Development

•	A Barcelona Wine Bar opened in Raleigh, NC during the second quarter of 2019.

•	A bartaco restaurant opened in Deerfield, IL during the second quarter of 2019.
Barteca Selected Financial Information
Contained within this earnings press release are unaudited selected quarterly historical financial information for Barteca (consisting of Barcelona Wine Bar and bartaco), recast to align with our fiscal calendar. This information is derived from financial statements prepared by the former management of Barteca. This unaudited selected financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Barteca Acquisition been completed as of the dates indicated. In addition, the unaudited selected financial information does not purport to project the future financial position or results of operations of the combined company and does not reflect synergies that might be achieved from the combined operations.
About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, Del Frisco's Restaurant Group, Inc. is a collection of 78 restaurants across 17 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Del Frisco's Grille, Barcelona Wine Bar, and bartaco.
Del Frisco’s Double Eagle Steakhouse creates an environment where our guests can celebrate life through cuisine that is bold and innovative, award-winning wine lists, hand crafted specialty cocktails and superior hospitality with each dining occasion. Del Frisco's Grille is modern, inviting, stylish, and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Barcelona serves tapas, both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment.
For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, www.BarcelonaWineBar.com, and www.bartaco.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Additional Information and Where to Find It
In connection with the proposed transaction, Del Frisco’s expects to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a definitive proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, Del Frisco’s will mail the definitive proxy statement and a proxy card to each Company stockholder entitled to vote at the special meeting relating to the proposed transaction. The proxy statement will contain important information about the proposed transaction and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF DEL FRISCO’S ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT DEL FRISCO’S WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF DEL FRISCO’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This communication is not a substitute for the proxy statement or for any other document that Del Frisco’s may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Company stockholders for their consideration.
Stockholders and securityholders of Del Frisco’s will be able to obtain the proxy statement, as well as other filings containing information about Del Frisco’s and the proposed transaction, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement (when available) and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting Del Frisco’s Investor Relations at investorrelations@dfrg.com or (203) 682-8253, or by going to Del Frisco’s Investor Relations page on its website at https://investor.dfrg.com.
Participants in the Solicitation
Del Frisco’s and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Del Frisco’s directors and executive officers and their ownership of shares of Del Frisco’s common stock is set forth in Del Frisco’s proxy statement on Schedule 14A filed with the SEC on April 16, 2019, and will be included in Del Frisco’s definitive proxy statement to be filed with the SEC in connection with the proposed transaction, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.
Notice Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Del Frisco’s by affiliates of L Catterton and Del Frisco’s outlook, expectations, or other characterizations of future events, circumstances, or results are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Del Frisco’s business and the price of Del Frisco’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by Del Frisco’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on Del Frisco’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (vi) risks related to diverting management’s attention from Del Frisco’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against Del Frisco’s related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) uncertainties as to Parent’s ability to obtain financing in order to consummate the proposed transaction; and (x) other risks described in Del Frisco’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this Form 8-K or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Del Frisco’s does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Statements of (Loss) Income — Unaudited

	13 Weeks Ended				26 Weeks Ended
(Amounts in thousands, except per share data)	June 25, 2019		June 26, 2018		June 25, 2019		June 26, 2018
Revenues	$131,687	100.0%	$75,718	100.0%	$252,068	100.0%	$149,064	100.0%
Costs and expenses:
Costs of sales	35,873	27.2	21,537	28.4	69,165	27.4	42,754	28.7
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	65,261	49.6	36,337	48.0	127,399	50.5	72,558	48.7
Marketing and advertising costs	2,260	1.7	1,666	2.2	4,512	1.8	3,196	2.1
Pre-opening costs	1,301	1.0	1,403	1.9	4,050	1.6	2,549	1.7
General and administrative costs	17,117	13.0	7,988	10.5	33,489	13.3	15,778	10.6
Donations	163	0.1	16	—	195	0.1	58	—
Consulting project costs	3,450	2.6	621	0.8	7,954	3.2	854	0.6
Acquisition costs	—	—	4,338.0	5.7	—	—	4,946	3.3
Reorganization severance	480	0.4	—	—	777	0.3	113	0.1
Lease termination and closing costs	(1,754)	(1.3)	589	0.8	1,154	0.5	591	0.4
Depreciation and amortization	8,144	6.2	4,237	5.6	15,795	6.3	8,372	5.6
Total costs and expenses	132,295	100.5	78,732	104.0	264,490	104.9	151,769	101.8
Operating loss	(608)	(0.5)	(3,014)	(4.0)	(12,422)	(4.9)	(2,705)	(1.8)
Other income (expense), net:
Interest, net of capitalized interest	(8,409)	(6.4)	(510)	(0.7)	(16,129)	(6.4)	(814)	(0.5)
Other	(32)	—	(50)	(0.1)	(19)	—	(49)	—
Loss before income taxes	(9,049)	(6.9)	(3,574)	(4.7)	(28,570)	(11.3)	(3,568)	(2.4)
Income tax benefit	(2,651)	(2.0)	(2,182)	(2.9)	(3,845)	(1.5)	(2,181)	(1.5)
Loss from continuing operations	(6,398)	(4.9)	(1,392)	(1.8)	(24,725)	(9.8)	(1,387)	(0.9)
(Loss) income from discontinued operations, net of tax	—	—	(170)	(0.2)	—	—	225	0.2
Net loss	$(6,398)	(4.9)%	$(1,562)	(2.1)%	$(24,725)	(9.8)%	$(1,162)	(0.8)%
Net loss per average common share outstanding — basic and diluted
Loss from continuing operations	$(0.19)		$(0.07)		$(0.74)		$(0.07)
(Loss) income from discontinued operations	—		(0.01)		—		0.01
Net loss	$(0.19)		$(0.08)		$(0.74)		$(0.06)
Weighted-average number of common shares outstanding:
Basic:	33,417		20,377		33,387		20,347
Diluted:	33,417		20,377		33,387		20,347

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Consolidated Balance Sheet Data - Unaudited

	As of
(Amounts in thousands)	June 25, 2019	December 25, 2018
Cash and cash equivalents	$10,671	$8,535
Total assets	896,618	726,032
Long-term debt	350,755	320,736
Total stockholders' equity	198,916	213,582
DEL FRISCO'S RESTAURANT GROUP, INC.
Segment Information - Unaudited

	13 Weeks Ended June 25, 2019
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$49,423	100.0%	$21,096	100.0%	$28,227	100.0%	$32,941	100.0%
Costs and expenses:
Cost of sales	14,412	29.2	5,612	26.6	6,742	23.9	9,107	27.6
Restaurant operating expenses:
Labor	12,056	24.4	6,378	30.2	9,257	32.8	10,337	31.4
Operating expenses	5,866	11.9	2,632	12.5	3,648	12.9	4,751	14.4
Occupancy	4,292	8.7	1,040	4.9	1,571	5.6	3,433	10.4
Restaurant operating expenses	22,214	44.9	10,050	47.6	14,476	51.3	18,521	56.2
Marketing and advertising costs	1,292	2.6	226	1.1	108	0.4	634	1.9
Restaurant-level EBITDA	$11,505	23.3%	$5,208	24.7%	$6,901	24.4%	$4,679	14.2%
Restaurant operating weeks	208		221		270		312
Average weekly volume	$238		$95		$105		$106

	13 Weeks Ended June 26, 2018
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$43,471	100.0%	$—	—%	$—	—%	$32,247	100.0%
Costs and expenses:
Cost of sales	12,780	29.4	—	—	—	—	8,757	27.2
Restaurant operating expenses:
Labor	9,986	23.0	—	—	—	—	10,199	31.6
Operating expenses	5,011	11.5	—	—	—	—	4,395	13.6
Occupancy	3,545	8.2	—	—	—	—	3,201	9.9
Restaurant operating expenses	18,542	42.7	—	—	—	—	17,795	55.2
Marketing and advertising costs	1,019	2.3	—	—	—	—	647	2.0
Restaurant-level EBITDA	$11,130	25.6%	$—	—%	$—	—%	$5,048	15.7%
Restaurant operating weeks	169		—		—		316
Average weekly volume	$257		$—		$—		$102

	26 Weeks Ended June 25, 2019
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$99,398	100.0%	$38,287	100.0%	$49,109	100.0%	$65,274	100.0%
Costs and expenses:
Cost of sales	29,306	29.5	10,249	26.8	11,640	23.7	17,970	27.5
Restaurant operating expenses:
Labor	25,452	25.6	11,964	31.2	16,444	33.5	20,699	31.7
Operating expenses	11,752	11.8	4,937	12.9	6,659	13.6	9,350	14.3
Occupancy	8,326	8.4	2,033	5.3	2,887	5.9	6,896	10.6
Restaurant operating expenses	45,530	45.8	18,934	49.5	25,990	52.9	36,945	56.6
Marketing and advertising costs	2,632	2.6	429	1.1	163	0.3	1,288	2.0
Restaurant-level EBITDA	$21,930	22.1%	$8,675	22.7%	$11,316	23.0%	$9,071	13.9%
Restaurant operating weeks	411		425		514		624
Average weekly volume	$242		$90		$96		$105

	26 Weeks Ended June 26, 2018
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$87,425	100.0%	$—	—%	$—	—%	$61,639	100.0%
Costs and expenses:
Cost of sales	25,948	29.7	—	—	—	—	16,806	27.3
Restaurant operating expenses:
Labor	20,353	23.3	—	—	—	—	20,012	32.5
Operating expenses	9,881	11.3	—	—	—	—	8,566	13.9
Occupancy	7,153	8.2	—	—	—	—	6,593	10.7
Restaurant operating expenses	37,387	42.8	—	—	—	—	35,171	57.1
Marketing and advertising costs	1,914	2.2	—	—	—	—	1,282	2.1
Restaurant-level EBITDA	$22,176	25.4%	$—	—%	$—	—%	$8,380	13.6%
Restaurant operating weeks	338		—		—		638
Average weekly volume	$259		$—		$—		$97

Non-GAAP Measures
We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP adjusted net income, adjusted net (loss) income per share, adjusted EBIDTA and restaurant-level EBITDA. Adjusted net (loss) income represents GAAP net loss plus the sum of GAAP income tax expense (benefit), lease termination and closing costs, consulting project costs, acquisition costs, reorganization severance, non-recurring legal expenses, donations, non-recurring corporate expenses, and discontinued operations minus income tax expense at an effective tax rate of 68% during 2019, and (52)% during 2018. We believe that this non-GAAP operating measure represents a useful measure of performance internally and for investors as it excludes certain non-operating related expenditures. Adjusted EBIDTA is calculated by adding back to operating income, pre-opening costs, donations, consulting project costs, acquisition costs, non-recurring legal costs, reorganization severance, lease termination and closing costs, and depreciation and amortization. Restaurant-level EBITDA is calculated by adding back to adjusted EBIDTA general and administrative expenses. We believe that these operating measures also represent useful internal measures of performance. Restaurant-level EBITDA margin represents restaurant-level EBITDA as a percentage of our revenues. Adjusted net (loss) income per share represents income from continuing operations excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, goodwill impairments, gains and losses on divestitures and any other items specifically identified herein, divided by the Company’s weighted average diluted shares outstanding. We believe that this measure represents a useful measure of performance internally and for investors.
Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of net income to adjusted net income and operating income to restaurant-level EBITDA.
DEL FRISCO'S RESTAURANT GROUP, INC.
Adjusted Net (Loss) Income Reconciliation - Unaudited

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands, except per share data)	June 25, 2019	June 26, 2018	June 25, 2019	June 26, 2018
Adjusted Net Income:
GAAP Net loss	$(6,398)	$(1,562)	$(24,725)	$(1,162)
GAAP Income tax (benefit) expense	(2,651)	(2,182)	(3,845)	(2,181)
Lease termination and closing costs	(1,754)	589	1,154	591
Consulting project costs	3,450	440	7,954	506
Acquisition costs	—	4,338	—	4,946
Reorganization severance	480	—	777	113
Non-recurring legal expenses	1,954	179	2,332	338
Donations	163	16	195	58
Non-recurring corporate expenses	1	2	387	10
Discontinued operations	—	170	—	(225)
Adjusted Pre-tax (loss) income	(4,755)	1,990	(15,771)	2,994
Income tax (benefit) expense	(3,233)	(1,035)	(10,724)	(1,557)
Adjusted net (loss) income	$(1,522)	$3,025	$(5,047)	$4,551
Adjusted net (loss) income per basic share	$(0.05)	$0.15	$(0.15)	$0.22
Adjusted net (loss) income per diluted share	$(0.05)	$0.15	$(0.15)	$0.22

DEL FRISCO'S RESTAURANT GROUP, INC.
Adjusted EBITDA Reconciliation - Unaudited

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands)	June 25, 2019	June 26, 2018	June 25, 2019	June 26, 2018
Operating loss	$(608)	$(3,014)	$(12,422)	$(2,705)
Add:
Pre-opening costs	1,301	1,403	4,050	2,549
Donations	163	16	195	58
Lease termination and closing costs	(1,754)	589	1,154	591
Depreciation and amortization	8,144	4,237	15,795	8,372
Acquisition costs	—	4,338	—	4,946
Consulting project costs	3,450	440	7,954	506
Non-recurring corporate expenses	1	2	387	10
Non-recurring legal expenses	1,954	179	2,332	338
Reorganization severance	480	—	777	113
Adjusted EBITDA	$13,131	$8,190	$20,222	$14,778
Adjusted EBITDA margin	10.0%	10.8%	8.0%	9.9%

DEL FRISCO'S RESTAURANT GROUP, INC.
Restaurant-Level EBITDA Reconciliation - Unaudited

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands)	June 25, 2019	June 26, 2018	June 25, 2019	June 26, 2018
Operating income loss	$(608)	$(3,014)	$(12,422)	$(2,705)
Add:
Pre-opening costs	1,301	1,403	4,050	2,549
General and administrative costs	17,117	7,988	33,489	15,778
Donations	163	16	195	58
Consulting project costs	3,450	621	7,954	854
Acquisition costs	—	4,338	—	4,946
Reorganization severance	480	—	777	113
Lease termination and closing costs	(1,754)	589	1,154	591
Depreciation and amortization	8,144	4,237	15,795	8,372
Restaurant-level EBITDA	$28,293	$16,178	$50,992	$30,556

Recast 2018 Financial Information
The unaudited combined adjusted financial information for the 13 weeks and 26 weeks ended June 26, 2018 in the following tables represent information derived from financial statements prepared by the former management of Barteca ("Barcelona and bartaco Brands"), recast to align with our fiscal calendar, and historical recast financial information of Del Frisco's Heritage Brands, which represent Double Eagle and Grille, prior to the Barteca Acquisition. This unaudited combined adjusted financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Barteca Acquisition been completed as of the dates indicated. In addition, the unaudited combined adjusted financial information does not purport to project the future financial position or results of operations of the combined company and do not reflect synergies that might be achieved from the combined operations.
Adjusted net income, adjusted net (loss) income per share, adjusted pre-tax income, adjusted EBITDA and restaurant-level EBITDA are non-GAAP measures. See the discussion above under "Non-GAAP Measures" regarding how we define these measures and why we believe they are useful for investors.

DEL FRISCO'S RESTAURANT GROUP, INC.
Statements of Income Information - Unaudited

	13 Weeks Ended				26 Weeks Ended
(Amounts in thousands, except per share data)	June 25, 2019		June 26, 2018(1)		June 25, 2019		June 26, 2018(2)
Revenues	$131,687	100.0%	$115,415	100.0%	$252,068	100.0%	$219,754	100.0%
Costs and expenses:
Costs of sales	35,873	27.2	31,166	27.0	69,165	27.4	60,027	27.3
Restaurant operating expenses (excluding depreciation and amortization shown separately below)	65,261	49.6	54,439	47.2	127,399	50.5	106,113	48.3
Marketing and advertising costs	2,260	1.7	1,932	1.7	4,512	1.8	3,656	1.7
Pre-opening costs	1,301	1.0	1,892	1.6	4,050	1.6	3,303	1.5
General and administrative costs	17,117	13.0	20,631	17.9	33,489	13.3	31,888	14.5
Donations	163	0.1	16	—	195	0.1	58	—
Consulting project costs	3,450	2.6	621	0.5	7,954	3.2	854	0.4
Acquisition costs	—	—	5,462	4.7	—	—	6,070	2.8
Reorganization severance	480	0.4	—	—%	777	0.3	113	0.1
Lease termination and closing costs	(1,754)	(1.3)	589	0.5	1,154	0.5	591	0.3
Depreciation and amortization	8,144	6.2	6,206	5.4	15,795	6.3	12,030	5.5
Total costs and expenses	132,295	100.5	122,954	106.5	264,490	104.9	224,703	102.3
Operating loss	(608)	(0.5)	(7,539)	(6.5)	(12,422)	(4.9)	(4,949)	(2.3)
Other income (expense), net:
Interest, net of capitalized interest	(8,409)	(6.4)	(513)	(0.4)	(16,129)	(6.4)	(3,061)	(1.4)
Other	(32)	—	(50)	—	(19)	—	(49)	—
Loss before income taxes	(9,049)	(6.9)	(8,102)	(7.0)	(28,570)	(11.3)	(8,059)	(3.7)
Income tax benefit	(2,651)	(2.0)	(1,964)	(1.7)	(3,845)	(1.5)	(1,892)	(0.9)
Loss from continuing operations	(6,398)	(4.9)	(6,133)	(5.3)	(24,725)	(9.8)	(6,167)	(2.8)
(Loss) income from discontinued operations, net of tax	—	—	(170)	(0.1)	—	—	225	0.1
Net loss	$(6,398)	(4.9)%	$(6,303)	(5.5)%	$(24,725)	(9.8)%	$(5,942)	(2.7)%
Net loss per average common share outstanding — basic
Loss from continuing operations	$(0.19)		$(0.30)		$(0.74)		$(0.30)
(Loss) income from discontinued operations	—		(0.01)		—		0.01
Net loss	$(0.19)		$(0.31)		$(0.74)		$(0.29)
Basic	33,417		20,377		33,387		20,347

(1)	Recast amounts for the 13 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(2)	Recast amounts for the 26 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

DEL FRISCO'S RESTAURANT GROUP, INC.
Segment Information - Unaudited

	13 Weeks Ended June 25, 2019
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$49,423	100.0%	$21,096	100.0%	$28,227	100.0%	$32,941	100.0%
Costs and expenses:
Cost of sales	14,412	29.2	5,612	26.6	6,742	23.9	9,107	27.6
Restaurant operating expenses:
Labor	12,056	24.4	6,378	30.2	9,257	32.8	10,337	31.4
Operating expenses	5,866	11.9	2,632	12.5	3,648	12.9	4,751	14.4
Occupancy	4,292	8.7	1,040	4.9	1,571	5.6	3,433	10.4
Restaurant operating expenses	22,214	44.9	10,050	47.6	14,476	51.3	18,521	56.2
Marketing and advertising costs	1,292	2.6	226	1.1	108	0.4	634	1.9
Restaurant-level EBITDA	$11,505	23.3%	$5,208	24.7%	$6,901	24.4%	$4,679	14.2%
Restaurant operating weeks	208		221		270		312
Average weekly volume	$238		$95		$105		$106

	13 Weeks Ended June 26, 2018(1)
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$43,471	100.0%	$18,145	100.0%	$21,552	100.0%	$32,247	100.0%
Costs and expenses:
Cost of sales	12,780	29.4	4,750	26.2	4,879	22.6	8,757	27.2
Restaurant operating expenses:
Labor	9,986	23.0	5,276	29.1	6,752	31.3	10,199	31.6
Operating expenses	5,011	11.5	2,215	12.2	2,262	10.5	4,395	13.6
Occupancy	3,545	8.2	840	4.6	756	3.5	3,201	9.9
Restaurant operating expenses	18,542	42.7	8,332	45.9	9,770	45.3	17,795	55.2
Marketing and advertising costs	1,019	2.3	94	0.5	173	0.8	647	2.0
Restaurant-level EBITDA	$11,130	25.6%	$4,969	27.4%	$6,730	31.2%	$5,048	15.7%
Insurance settlement (Barteca) pre acquisition(2)					(601)
Adjusted Restaurant-level EBITDA	$11,130	25.6%	$4,969	27.4%	$6,129	28.4%	$5,048	15.7%
Restaurant operating weeks	169		195		213		314
Average weekly volume	$257		$93		$101		$103.0

(1)	Recast amounts for the 13 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(2)
Prior to the Barteca Acquisition, starting in Q4 of 2017 and continuing through the first half of 2018, Barteca management recognized insurance settlement proceeds from a location-specific incident as a reduction to restaurant operating expenses, which therefore increased restaurant-level EBITDA margins by the amount of those proceeds for that period of time. Under US GAAP rules, the Company recognizes insurance settlement proceeds from business interruptions as a separate line item below other operating activity in its Consolidated Statements of Operations and, therefore, such proceeds are not included within restaurant-level EBITDA as calculated by the Company. Accordingly, consistent with the Company’s accounting policy, 2017 insurance settlement proceeds have been adjusted out of restaurant operating expenses and restaurant-level EBITDA as originally factored in by Barteca management prior to the Barteca Acquisition.

	26 Weeks Ended June 25, 2019
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$99,398	100.0%	$38,287	100.0%	$49,109	100.0%	$65,274	100.0%
Costs and expenses:
Cost of sales	29,306	29.5	10,249	26.8	11,640	23.7	17,970	27.5
Restaurant operating expenses:
Labor	25,452	25.6	11,964	31.2	16,444	33.5	20,699	31.7
Operating expenses	11,752	11.8	4,937	12.9	6,659	13.6	9,350	14.3
Occupancy	8,326	8.4	2,033	5.3	2,887	5.9	6,896	10.6
Restaurant operating expenses	45,530	45.8	18,934	49.5	25,990	52.9	36,945	56.6
Marketing and advertising costs	2,632	2.6	429	1.1	163	0.3	1,288	2.0
Restaurant-level EBITDA	$21,930	22.1%	$8,675	22.7%	$11,316	23.0%	$9,071	13.9%
Restaurant operating weeks	411		425		514		624
Average weekly volume	$242		$90		$96		$105

	26 Weeks Ended June 26, 2018(1)
(Amounts in thousands)	Double Eagle		Barcelona		bartaco		Grille
Revenues	$87,425	100.0%	$33,148	100.0%	$37,542	100.0%	$61,639	100.0%
Costs and expenses:
Cost of sales	25,948	29.7	8,811	26.6	8,462	22.5	16,806	27.3
Restaurant operating expenses:
Labor	20,353	23.3	10,017	30.2	11,994	31.9	20,012	32.5
Operating expenses	9,881	11.3	4,174	12.6	4,242	11.3	8,566	13.9
Occupancy	7,153	8.2	1,638	4.9	1,489	4.0	6,593	10.7
Restaurant operating expenses	37,387	42.8	15,830	47.8	17,725	47.2	35,171	57.1
Marketing and advertising costs	1,914	2.2	185	0.6	275	0.7	1,282	2.1
Restaurant-level EBITDA	$22,176	25.4%	$8,322	25.1%	$11,080	29.5%	$8,380	13.6%
Insurance settlement (Barteca) pre acquisition(2)			(188)		(1,002)
Adjusted Restaurant-level EBITDA	$22,176	25.4%	$8,134	24.5%	$10,078	26.8%	$8,380	13.6%
Restaurant operating weeks	338		379		412		638
Average weekly volume	$259		$87		$91		$97.0

(1)	Recast amounts for the 26 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(2)
Prior to the Barteca Acquisition, starting in Q4 of 2017 and continuing through the first half of 2018, Barteca management recognized insurance settlement proceeds from a location-specific incident as a reduction to restaurant operating expenses, which therefore increased restaurant-level EBITDA margins by the amount of those proceeds for that period of time. Under US GAAP rules, the Company recognizes insurance settlement proceeds from business interruptions as a separate line item below other operating activity in its Consolidated Statements of Operations and, therefore, such proceeds are not included within restaurant-level EBITDA as calculated by the Company. Accordingly, consistent with the Company’s accounting policy, 2017 insurance settlement proceeds have been adjusted out of restaurant operating expenses and restaurant-level EBITDA as originally factored in by Barteca management prior to the Barteca Acquisition.

DEL FRISCO'S RESTAURANT GROUP, INC.
Adjusted Net Income Reconciliation - Unaudited

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands, except per share data)	June 25, 2019	June 26, 2018(1)	June 25, 2019	June 26, 2018(2)
Adjusted Net Income:
Net loss	$(6,398)	$(6,303)	$(24,725)	$(5,942)
Income tax (benefit) expense	(2,651)	(1,964)	(3,845)	(1,892)
Lease termination and closing costs	(1,754)	589	1,154	591
Consulting project costs	3,450	440	7,954	506
Acquisition costs	—	5,462	—	6,070
Reorganization severance	480	—	777	113
Non-recurring legal expenses	1,954	179	2,332	338
Donations	163	16	195	58
Non-recurring corporate expenses	1	2	387	10
Discontinued operations	—	170	—	(225)
Adjusted pre-tax (loss) income	(4,755)	(1,409)	(15,771)	(373)
Income tax (benefit) expense	(3,233)	733	(10,724)	194
Adjusted net (loss) income	$(1,522)	$(2,142)	$(5,047)	$(567)
Adjusted net (loss) income per basic share	$(0.05)	$(0.11)	$(0.15)	$(0.03)

(1)	Recast amounts for the 13 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(2)	Recast amounts for the 26 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition

DEL FRISCO'S RESTAURANT GROUP, INC.
Adjusted EBITDA Reconciliation - Unaudited

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands)	June 25, 2019	June 26, 2018(1)	June 25, 2019	June 26, 2018(2)
Operating loss	$(608)	$(7,539)	$(12,422)	$(4,949)
Add:
Pre-opening costs	1,301	1,892	4,050	3,303
Donations	163	16	195	58
Lease termination and closing costs	(1,754)	589	1,154	591
Depreciation and amortization	8,144	6,206	15,795	12,030
Acquisition costs	—	5,462	—	6,070
Consulting project costs	3,450	440	7,954	506
Non-recurring corporate expenses	—	2	387	10
Non-recurring legal expenses	1	179	2,332	338
Reorganization severance	480	—	777	113
Adjusted EBITDA	$13,131	$7,247	$20,222	$18,070
Insurance settlement (Barteca) pre acquisition(3)		$(601)	—	(1,190)
Adjusted EBITDA	$13,131	$6,646	$20,222	$16,880
Adjusted EBITDA margin	10.0%	5.8%	8.0%	7.7%

(1)	Recast amounts for the 13 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(2)	Recast amounts for the 26 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition

(3)
Prior to the Barteca Acquisition, starting in Q4 of 2017 and continuing through the first half of 2018, Barteca management recognized insurance settlement proceeds from a location-specific incident as a reduction to restaurant operating expenses, which therefore increased restaurant-level EBITDA margins by the amount of those proceeds for that period of time. Under US GAAP rules, the Company recognizes insurance settlement proceeds from business interruptions as a separate line item below other operating activity in its Consolidated Statements of Operations and, therefore, such proceeds are not included within restaurant-level EBITDA as calculated by the Company. Accordingly, consistent with the Company’s accounting policy, 2017 insurance settlement proceeds have been adjusted out of restaurant operating expenses and restaurant-level EBITDA as originally factored in by Barteca management prior to the Barteca Acquisition.

DEL FRISCO'S RESTAURANT GROUP, INC.
Restaurant-Level EBITDA Reconciliation - Unaudited

	13 Weeks Ended		26 Weeks Ended
(Amounts in thousands)	June 25, 2019	June 26, 2018(1)	June 25, 2019	June 26, 2018(2)
Operating income	$(608)	$(7,539)	$(12,422)	$(4,949)
Add:
Pre-opening costs	1,301	1,892	4,050	3,303
General and administrative costs	17,117	20,631	33,489	31,888
Donations	163	16	195	58
Consulting project costs	3,450	621	7,954	854
Acquisition costs	—	5,462	—	6,070
Reorganization severance	480	—	777	113
Lease termination and closing costs	(1,754)	589	1,154	591
Depreciation and amortization	8,144	6,206	15,795	12,030
Restaurant-level EBITDA	$28,293	$27,878	$50,992	$49,958
Insurance settlement (Barteca) pre acquisition(3)		$(601)		$(1,190)
Adjusted Restaurant-level EBITDA	$28,293	$27,277	$50,992	$48,768

(1)	Recast amounts for the 13 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(2)	Recast amounts for the 26 weeks ended June 26, 2018 include historical amounts for Barcelona and bartaco Brands, which were acquired during the third quarter of 2018, prior to acquisition.

(3)
Prior to the Barteca Acquisition, starting in Q4 of 2017 and continuing through the first half of 2018, Barteca management recognized insurance settlement proceeds from a location-specific incident as a reduction to restaurant operating expenses, which therefore increased restaurant-level EBITDA margins by the amount of those proceeds for that period of time. Under US GAAP rules, the Company recognizes insurance settlement proceeds from business interruptions as a separate line item below other operating activity in its Consolidated Statements of Operations and, therefore, such proceeds are not included within restaurant-level EBITDA as calculated by the Company. Accordingly, consistent with the Company’s accounting policy, 2017 insurance settlement proceeds have been adjusted out of restaurant operating expenses and restaurant-level EBITDA as originally factored in by Barteca management prior to the Barteca Acquisition.